Exhibit  2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

YUM! BRANDS, INC.,

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

AND

YUM CHINA HOLDINGS, INC.

DATED AS OF OCTOBER 31, 2016

i

5.5	Inducement	47
5.6	Post-Effective Time Conduct	47

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		48

6.1	Agreement for Exchange of Information	48
6.2	Ownership of Information	49
6.3	Compensation for Providing Information	49
6.4	Record Retention	49
6.5	Limitations of Liability	49
6.6	Other Agreements Providing for Exchange of Information	49
6.7	Production of Witnesses; Records; Cooperation	50
6.8	Privileged Matters	51
6.9	Confidentiality	53
6.10	Protective Arrangements	54

ARTICLE VII DISPUTE RESOLUTION		55

7.1	Good-Faith Negotiation	55
7.2	Mandatory Mediation	55
7.3	Confidential Arbitration	56
7.4	Confidentiality	57
7.5	Conduct and Tolling During Dispute Resolution Process	58
7.6	Limitations Period	58
7.7	Enforcement Costs	58
7.8	Litigation and Unilateral Commencement of Arbitration	58

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		58

8.1	Further Assurances	58

ARTICLE IX TERMINATION		59

9.1	Termination	59
9.2	Effect of Termination	59

ARTICLE X MISCELLANEOUS		59

10.1	Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures	59
10.2	Governing Law	60
10.3	Binding Effect; Assignability	60
10.4	No Third-Party Beneficiaries	60
10.5	Notices	61
10.6	Severability	62
10.7	Force Majeure	62
10.8	No Set-Off	62
10.9	Expenses	63
10.10	Headings	63
10.11	Survival of Covenants	63
10.12	Waivers of Default; Remedies Cumulative	63
10.13	Specific Performance	63
10.14	Amendments	63

10.15	Interpretation	63
10.16	Limitations of Liability	64
10.17	Performance	64
10.18	Mutual Drafting	64

SCHEDULES

Schedule 1.1	SpinCo Discontinued or Divested Businesses
Schedule 1.2	SpinCo Contracts
Schedule 1.3(a)	SpinCo Registrable IP
Schedule 1.3(c)	SpinCo Other IP
Schedule 1.4(a)	SpinCo Real Property (Owned)
Schedule 1.4(b)	SpinCo Real Property Leases
Schedule 1.5	SpinCo Software
Schedule 1.6	SpinCo Technology
Schedule 1.7	YUM Software
Schedule 1.8	YUM Technology
Schedule 1.9	Transferred Entities
Schedule 1.10	SpinCo Specified Actions
Schedule 1.11	YUM Specified Actions
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xi)	SpinCo Assets
Schedule 2.2(b)(iii)	YUM Intellectual Property
Schedule 2.2(b)(vi)	YUM Assets (Other)
Schedule 2.3(a)(vi)	SpinCo Liabilities (Other)
Schedule 2.3(b)(iv)	YUM Liabilities (Other)
Schedule 2.5(a)	Novation of SpinCo Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 4.3(f)	Specified YUM Information
Schedule 4.12(c)	Mixed Actions
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Yum China Holdings, Inc.

Exhibit B	Form of Amended and Restated Bylaws of Yum China Holdings, Inc.

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of October 31, 2016, is by and among Yum! Brands, Inc., a North Carolina corporation (“YUM”), Yum Restaurants Consulting (Shanghai) Company Limited (“YCCL”), a company organized under the Laws of the People’s Republic of China, and Yum China Holdings, Inc., a Delaware corporation (“SpinCo”, and, together with YCCL, the “SpinCo Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of YUM (the “YUM Board”) has determined that it is in the best interests of YUM and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the YUM Board has determined that it is appropriate and desirable to separate the SpinCo Business from the YUM Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis and in accordance with a distribution ratio to be determined by the YUM Board, to holders of YUM Shares on the Record Date of all the outstanding SpinCo Shares owned by YUM (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, YCCL is an indirect wholly-owned subsidiary of SpinCo and the principal management company for the SpinCo Business;

WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify as a transaction that is generally tax-free under Sections 355 and 361 of the Code to YUM, its shareholders (except with respect to cash received in lieu of fractional shares) and SpinCo;

WHEREAS, SpinCo and YUM have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of YUM and the SpinCo Parties has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of YUM, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of YUM and the SpinCo Parties relating to the Separation and Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the YUM Group, and (b) no member of the YUM Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Master License Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Name License Agreement, the Guaranty and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Certification” shall have the meaning set forth in Section 2.12.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“China” shall mean the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“China Division” shall mean YUM’s (and its Subsidiaries’) businesses and operations in China.

“Contract” shall mean any agreement, understanding, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

“CPR” shall have the meaning set forth in Section 7.2.

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).

“Delayed YUM Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed YUM Liability” shall have the meaning set forth in Section 2.4(h).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of YUM, SpinCo or any other member of their respective Groups, and any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the YUM Board in its sole and absolute discretion.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between YUM and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, (1) the receipt by a Party of an unsolicited takeover offer or other acquisition proposal and such Party’s response thereto and (2) any change after the date of this Agreement in any Law applicable to YUM, SpinCo, or any member of their respective Groups, in either case even if unforeseen or unavoidable, shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the YUM Group, as the context requires.  Reference to a Party’s respective Group means (a) the YUM Group, in the case of YUM and (b) the SpinCo Group, in the case of either SpinCo Party.

“Guaranty” shall mean the guaranty given by SpinCo in respect of the obligations of YCCL under the Master License Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property, Software or Technology.

“Information Statement” shall mean the information statement to be made available to the holders of YUM Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies:

(a)           received by an insured from an insurance carrier; or

(b)           paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, that, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction:  (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, (f)

intellectual property rights arising from or in respect of any Technology and (g) any other intellectual property rights, in each case, other than Software.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Master License Agreement” shall mean the Master License Agreement to be entered into by and between YCCL and Yum! Restaurants Asia Pte. Ltd. in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Mixed Actions” shall have the meaning set forth in Section 4.12(c).

“MLA IP” shall mean all Intellectual Property, Software and Technology at any time licensed to YCCL by Yum! Restaurants Asia Pte. Ltd. pursuant to the Master License Agreement.

“Name License Agreement” shall mean the Name License Agreement to be entered into by and between YUM and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by YUM, SpinCo or any other member of their respective Groups as of the Effective Time.

“Party” or “Parties” shall mean a party or the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a company, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index or, in the absence of Bloomberg displaying such rate, such other rate as YUM may reasonably determine as the equivalent rate.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any other member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Prohibited Jurisdiction” shall have the meaning set forth in Section 3.4(d).

“Protected Party” shall have the meaning set forth in Section 5.4.

“Real Property” shall mean land, and any and all buildings, structures, improvements and fixtures located thereon, together with all easements, rights and interests arising out of the ownership thereof.

“Real Property Leases” shall mean all leases to Real Property.

“Record Date” shall mean the close of business on the date to be determined by the YUM Board as the record date for determining holders of YUM Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of YUM Shares as of the Record Date.

“Registrable IP” shall mean all patents, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations, and all applications for any of the foregoing.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Soliciting Party” shall have the meaning set forth in Section 5.4.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the pro forma consolidated balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of May 31, 2016, as presented in the Information Statement made available to the Record Holders.

“SpinCo Business” shall mean (a) the businesses, operations and activities of or relating to the China Division conducted at any time prior to the Effective Time by YUM, SpinCo or any of their respective current or former Subsidiaries, (b) the businesses, operations and activities of any member of the SpinCo Group conducted at or after the Effective Time, and (c) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) or (b) as then conducted, including those set forth on Schedule 1.1.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Contracts” shall mean the following Contracts to which YUM, SpinCo or any other member of their respective Groups is a party or by which it or any other member of its

Group or any of their respective Assets is bound, whether or not in writing; provided that SpinCo Contracts shall not include any Contract that is contemplated to be retained by YUM or any member of the YUM Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)                                 any vendor Contracts (other than SpinCo Licenses) with a Third Party pursuant to which such Third Party provides information technology services, human resources services or financial services to YUM, SpinCo or any other member of their respective Groups primarily used or primarily held for use in the SpinCo Business as of the Effective Time;

(b)                                 other than any vendor Contracts addressed in clause (a) above, (i) any customer, distribution, supply or vendor Contract entered into prior to the Effective Time exclusively related to the SpinCo Business and (ii) with respect to any customer, distribution, supply or vendor Contract entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such customer, distribution, supply or vendor Contract that exclusively relates to the SpinCo Business;

(c)                                  any SpinCo License entered into prior to the Effective Time exclusively related to the SpinCo Business and, with respect to any SpinCo License entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business, that portion of any such SpinCo License that exclusively relates to the SpinCo Business;

(d)                                 any Contract containing any guarantee, indemnity, representation, covenant, warranty or other Liability of YUM, SpinCo or any other member of their respective Groups to the extent relating to any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(e)                                  any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group employee or individual consultants of the SpinCo Group that are in effect as of the Effective Time;

(f)                                   any Contract that is otherwise contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or be a Contract in the name of, SpinCo or another member of the SpinCo Group;

(g)                                  any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(h)                                 any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(i)                                     any other Contract exclusively related to the SpinCo Business or the SpinCo Assets; and

(j)                                    any Contracts or settlements set forth on Schedule 1.2, including the right to recover any amounts under such Contracts or settlements.

“SpinCo Designees” shall mean any and all entities (including corporations, companies, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by SpinCo that will be members of the SpinCo Group as of immediately prior to the Effective Time.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo, YCCL, and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) at and after the Effective Time, SpinCo, YCCL, and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.3(a), (b) all Other IP owned by YUM, SpinCo or another member of their respective Groups as of the Effective Time exclusively used or exclusively held for use in the SpinCo Business, but excluding any MLA IP and (c) any Other IP set forth on Schedule 1.3(c)(1).

“SpinCo IP/IT” shall have the meaning set forth in Section 2.2(a)(vi).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo License” shall mean any Contract pursuant to which a Third Party grants SpinCo or another member of the SpinCo Group a license or other right to use Intellectual Property, Software or Technology.

“SpinCo Parties” shall have the meaning set forth in the preamble.

“SpinCo Permits” shall mean all Permits owned or licensed by YUM, SpinCo or another member of their respective Groups primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“SpinCo Real Property” shall mean (a) all of the Real Property owned by SpinCo or another member of the SpinCo Group as of the Effective Time listed or described on Schedule 1.4(a), and (b) all the Real Property Leases related to the SpinCo Business or to which SpinCo or another member of the SpinCo Group is a party as of the Effective Time, except as set forth on Schedule 1.4(b).

“SpinCo Shares” shall mean the shares of common stock of SpinCo, $0.01 par value per share.

“SpinCo Software” shall mean all Software owned by YUM, SpinCo or another member of their respective Groups exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time, including Software set forth on Schedule 1.5, but excluding any MLA IP and Software set forth on Schedule 1.7.

“SpinCo Specified Actions” shall mean those Actions set forth in Schedule 1.10.

“SpinCo Technology” shall mean all Technology owned by YUM, SpinCo or any other member of their respective Groups exclusively used or exclusively held for use in the SpinCo Business as of the Effective Time, including Technology set forth on Schedule 1.6, but excluding any MLA IP and Technology set forth on Schedule 1.8.

“Stub Period” shall have the meaning set forth in Section 2.12.

“Subsidiary” shall mean, with respect to any Person, any company, corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. For purposes of this Agreement, with respect to SpinCo , “Subsidiary”  shall also include Hangzhou KFC Co., Ltd., Suzhou KFC Co., Ltd. and Wuxi KFC Co., Ltd.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between YUM and the SpinCo Parties in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, recipes, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any other members of the Yum Group or the SpinCo Group.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.9.

“Transition Committee” shall have the meaning set forth in Section 2.13.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between YUM and SpinCo in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“Unreleased YUM Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“YCCL” shall have the meaning set forth in the Preamble.

“YUM” shall have the meaning set forth in the Preamble.

“YUM Accounts” shall have the meaning set forth in Section 2.9(a).

“YUM Assets” shall have the meaning set forth in Section 2.2(b).

“YUM Board” shall have the meaning set forth in the Recitals.

“YUM Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by YUM, SpinCo or any other member of their respective Groups, other than the SpinCo Business.

“YUM Group” shall mean YUM and each Person that is a Subsidiary of YUM (other than SpinCo and any other member of the SpinCo Group).

“YUM Indemnitees” shall have the meaning set forth in Section 4.2.

“YUM Liabilities” shall have the meaning set forth in Section 2.3(b).

“YUM Name and YUM Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of YUM, SpinCo or any other member of their respective Groups using or containing “Yum!,” “Yum,” “Kentucky Fried Chicken,” “KFC,” “Pizza Hut,” or “Taco Bell” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“YUM Shares” shall mean the common shares of YUM, no par value per share.

“YUM Software” shall mean all Software, other than SpinCo Software, owned by YUM, SpinCo or any other member of their respective Groups as of immediately prior to the Effective Time, including the Software set forth on Schedule 1.7.

“YUM Specified Actions” shall mean those Actions set forth in Schedule 1.11.

“YUM Technology” shall mean all Technology, other than SpinCo Technology, owned by YUM, SpinCo or any other member of their respective Groups as of immediately prior to the Effective Time, including the Technology set forth on Schedule 1.8.

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 At or prior to the Effective Time, but in any case, prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)                                     Transfer and Assignment of SpinCo Assets.  YUM shall, and shall cause the other applicable members of the YUM Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from YUM and the applicable members of the YUM Group, all of YUM’s and such YUM Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from YUM or the other applicable members of the YUM Group to SpinCo or the applicable SpinCo Designee);

(ii)                                  Acceptance and Assumption of SpinCo Liabilities.  The SpinCo Parties and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms (it being understood that if any SpinCo Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Liability may be assumed by the SpinCo Parties as a result of the transfer of all of the equity interests in such Transferred Entity from YUM or the other applicable members of the YUM Group to SpinCo or the applicable SpinCo Designee; provided that the SpinCo Parties shall cause such Transferred Entity and such SpinCo Designee to perform, discharge and fulfill all such SpinCo Liabilities).  The SpinCo Parties and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by YUM’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the YUM Group or the SpinCo Group) or whether asserted or determined prior to or subsequent to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the YUM Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)                               Transfer and Assignment of YUM Assets.  YUM and the SpinCo Parties shall cause SpinCo and the other applicable members of the SpinCo Group to contribute, assign, transfer, convey and deliver to YUM or certain members of the YUM Group designated by YUM, and YUM or such other members of the YUM Group shall accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and such SpinCo Group members’ respective direct or indirect right, title and interest in and to all YUM Assets; and

(iv)                              Acceptance and Assumption of YUM Liabilities.  YUM and the other applicable members of the YUM Group designated by YUM shall accept, assume and agree faithfully to perform, discharge and fulfill all the YUM Liabilities held by SpinCo or any SpinCo Designee and YUM and the other applicable members of the YUM Group shall be responsible for all YUM Liabilities in accordance with their respective terms, regardless of when or where such YUM Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such YUM Liabilities are asserted or determined (including any YUM Liabilities arising out of claims made by YUM’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the YUM Group or the SpinCo Group) or whether asserted or determined prior to or subsequent to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the YUM Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)                                 Transfer Documents.  In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the acceptance and assumption of the Liabilities in accordance with Section 2.1(a), (i) each of YUM, on the one hand, and the SpinCo Parties, on the other hand, shall execute and deliver, and shall cause the applicable other members of its Group to execute and deliver, to the other, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other and the applicable other members of its Group in accordance with Section 2.1(a), and (ii) each of YUM, on the one hand, and the SpinCo Parties, on the other hand, shall execute and deliver, and shall cause the applicable other members of its Group to execute and deliver, to the other, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a).  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations.  If at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any other member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to another unaffiliated Party (or any other member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to such member of such Party’s Group), and such Party (or other member of such Party’s Group)

shall accept such Asset.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person.  In the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any other member of such Party’s Group) shall receive or otherwise be obligated for any Liability that is allocated to another unaffiliated Party (or the other applicable member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party (or to such member of such Party’s Group) responsible therefor, and the Party (or other member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws.  The SpinCo Parties hereby waive compliance by each and every member of the YUM Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.  YUM hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the YUM Assets to any member of the YUM Group.

2.2                               SpinCo Assets; YUM Assets.

(a)                                 SpinCo Assets.  For purposes of this Agreement, “SpinCo Assets” shall mean (without duplication):

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by YUM, SpinCo or any other member of their respective Groups as of the Effective Time;

(ii)                                  all Assets of any Party or any of the other members of such Party’s Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (ii);

(iii)                               all Assets (including cash and cash equivalents) of YUM, SpinCo or any other member of their respective Groups as of the Effective Time that are of a nature or type that would have resulted in such Assets being included or reflected as Assets of SpinCo or any of the other members of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (A) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iii); and (B) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this subclause (iii);

(iv)                              all Assets of YUM, SpinCo or other member of their respective Groups as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by SpinCo or any other member of the SpinCo Group;

(v)                                 all SpinCo Contracts as of the Effective Time and all rights, interests or claims of YUM, SpinCo or any other member of their respective Groups thereunder as of the Effective Time;

(vi)                              all SpinCo Intellectual Property, SpinCo Software and SpinCo Technology as of the Effective Time and all rights, interests or claims of YUM, SpinCo or any other member of their respective Groups thereunder or thereto as of the Effective Time (collectively, the “SpinCo IP/IT”);

(vii)                           all SpinCo Permits as of the Effective Time and all rights, interests or claims of YUM, SpinCo or any other member of their respective Groups thereunder as of the Effective Time;

(viii)                        all SpinCo Real Property as of the Effective Time;

(ix)                              to the extent not already identified in subclauses (i) through (viii) of this Section 2.2(a), all Assets of any Party or any other member of their respective Groups as of the Effective Time that are primarily related to the SpinCo Business;

(x)                                 subject to applicable Law and the provisions of the applicable Ancillary Agreements, to the extent not already identified in subclauses (i) through (ix) of this Section 2.2(a), all rights, interests and claims of any Party or any other member of their respective Groups as of the Effective Time with respect to Information that is exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities, and a non-exclusive right to use all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities; and

(xi)                              any and all Assets set forth on Schedule 2.2(a)(xi).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in subclauses (i) through (vi) of Section 2.2(b).

(b)                                 YUM Assets.  For the purposes of this Agreement, “YUM Assets” shall mean all Assets of YUM, SpinCo or any other member of their respective Groups as of the Effective Time, other than the SpinCo Assets, it being understood that the YUM Assets shall include (without duplication):

(i)                                     all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the Schedules hereto or thereto) as Assets to be retained or owned by YUM or any other member of the YUM Group;

(ii)                                  all Contracts of YUM, SpinCo or any other member of their respective Groups as of the Effective Time (other than the SpinCo Contracts);

(iii)                               all MLA IP and all other Intellectual Property, Software and Technology owned by YUM, SpinCo or any other member of their respective Groups as of the Effective Time (other than SpinCo IP/IT), including the YUM Name and YUM Marks and the Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv)                              all Permits of YUM, SpinCo or any other member of their respective Groups as of the Effective Time (other than the SpinCo Permits);

(v)                                 all Real Property of YUM, SpinCo or any other member of their respective Groups as of the Effective Time (other than the SpinCo Real Property); and

(vi)                              any and all Assets set forth on Schedule 2.2(b)(vi).

2.3                               SpinCo Liabilities; YUM Liabilities.

(a)                                 SpinCo Liabilities.  For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of YUM, SpinCo or any other member of their respective Groups (without duplication):

(i)                                     all Liabilities included or reflected as liabilities or obligations of SpinCo or any other member of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (i);

(ii)                                  all Liabilities of YUM, SpinCo or any other member of their respective Groups as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities of SpinCo or any other member of the SpinCo Group on a pro forma consolidated balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (A) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii); and (B) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this subclause (ii);

(iii)                               all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before, at, or after the Effective Time (for the avoidance of doubt, whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case, before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is or was within such Person’s authority, with respect to the SpinCo Business), or any of the SpinCo Assets;

(iv)                              all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities to the extent relating to, arising out of or resulting from, in each case, before, at or after the Effective Time, the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo Software, the SpinCo Technology, the SpinCo Permits or the SpinCo Real Property;

(vi)                              all Liabilities (A) relating to, arising out of or resulting from the SpinCo Specified Actions or (B) set forth on Schedule 2.3(a)(vi); and

(vii)                           all Liabilities arising out of claims made by any Third Party (including YUM’s or a SpinCo Party’s respective directors, officers, shareholders, current and former employees and agents) against any member of the YUM Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities referred to in subclauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that (A) the Liabilities set forth in Section 2.3(b) and any Liabilities of any member of the YUM Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be YUM Liabilities and (B) the Liabilities of each Party relating to, arising out of or resulting from any Mixed Actions shall be governed by Section 4.12(c).

(b)                                 YUM Liabilities.  For the purposes of this Agreement, “YUM Liabilities” shall mean the following Liabilities of YUM, SpinCo or any other member of their respective Groups (without duplication):

(i)                                     all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (for the avoidance of doubt, whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the YUM Group and, prior to the

Effective Time, any member of the SpinCo Group, in each case, to the extent that such Liabilities are not SpinCo Liabilities;

(ii)                                  all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, the Schedules hereto or thereto) as Liabilities to be assumed or retained by YUM or any other member of the YUM Group, and all agreements, obligations and Liabilities of any member of the YUM Group under this Agreement or any of the Ancillary Agreements;

(iii)                               all Liabilities arising out of claims made by any Third Party (including YUM’s or SpinCo’s respective directors, officers, shareholders, current and former employees and agents) against any member of the YUM Group or the SpinCo Group to the extent relating to, arising out of or resulting from the YUM Business or the YUM Assets; and

(iv)                              all Liabilities (A) relating to, arising out of or resulting from the YUM Specified Actions or (B) set forth on Schedule 2.3(b)(iv).

2.4                               Approvals and Notifications.

(a)                                 Approvals and Notifications for SpinCo Assets.  To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between YUM and the SpinCo Parties, neither YUM nor the SpinCo Parties shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 Delayed SpinCo Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability would be a violation of applicable Law or require any Approvals or Notifications that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Asset or the assumption by the SpinCo Group of such SpinCo Liability, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities, as the case may be, for all other purposes of this Agreement.

(c)                                  Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities.  If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the YUM Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto or obligated thereon (at the expense of the member of the SpinCo Group entitled thereto or obligated thereon).  In addition, the member of the YUM Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to which such Delayed SpinCo Asset is to be transferred or assigned, or which is to assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall from and after the Effective Time inure to and be the responsibility of the SpinCo Group.

(d)                                 Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                                  Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities.  Any member of the YUM Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or obligated with respect to the Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the SpinCo Parties or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or obligated with respect to such Delayed SpinCo Liability.

(f)                                   Approvals and Notifications for YUM Assets.  To the extent that the transfer or assignment of any YUM Asset or the assumption of any YUM Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between YUM and the SpinCo Parties, neither YUM nor the SpinCo Parties shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)                                  Delayed YUM Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the YUM Group of any YUM Asset or assumption by the YUM Group of any YUM Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the YUM Group of such YUM Asset or the assumption by the YUM Group of such YUM Liability, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made.  Notwithstanding the foregoing, any such YUM Assets or YUM Liabilities shall continue to constitute YUM Assets and YUM Liabilities, as the case may be, for all other purposes of this Agreement.

(h)                                 Treatment of Delayed YUM Assets and Delayed YUM Liabilities.  If any transfer or assignment of any YUM Asset (or a portion thereof) or any assumption of any YUM Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such YUM Asset (or a portion thereof), a “Delayed YUM Asset” and any such YUM Liability (or a portion thereof), a “Delayed YUM Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed YUM Asset or such Delayed YUM Liability, as the case may be, shall thereafter hold such Delayed YUM Asset or Delayed YUM Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the YUM Group entitled thereto or obligated thereon (at the expense of the member of the YUM Group entitled thereto or obligated thereon).  In addition, the member of the SpinCo Group retaining such Delayed YUM Asset or such Delayed YUM Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed YUM Asset or Delayed YUM Liability in the ordinary course of business in accordance with past practice.  Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the YUM Group to which such Delayed YUM Asset is to be transferred or assigned, or which is to assume such Delayed YUM Liability, as the case may be, in order to place such member of the YUM Group in a substantially similar position as if such Delayed YUM Asset or Delayed YUM Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed YUM Asset or Delayed YUM Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall from and after the Effective Time inure to and be the responsibility of the YUM Group.

(i)                                     Transfer of Delayed YUM Assets and Delayed YUM Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed YUM Asset or the deferral of assumption of any Delayed YUM Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed YUM Asset or the assumption of any Delayed YUM Liability have been removed, the transfer or assignment of the applicable Delayed YUM Asset or the assumption of the applicable Delayed YUM Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                                    Costs for Delayed YUM Assets and Delayed YUM Liabilities.  Any member of the SpinCo Group retaining a Delayed YUM Asset or Delayed YUM Liability due to the deferral of the transfer or assignment of such Delayed YUM Asset or the deferral of the assumption of such Delayed YUM Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by YUM or the member of the YUM Group entitled to the Delayed YUM Asset or obligated with respect to the Delayed YUM Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by YUM or the member of the YUM Group entitled to such Delayed YUM Asset or obligated with respect to such Delayed YUM Liability.

2.5                               Novation of Liabilities.

(a)                                 Novation of SpinCo Liabilities.

(i)                                     Except as set forth in Schedule 2.5(a), each of YUM and the SpinCo Parties, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the YUM Group that is a party to any related agreement, lease, license or other obligation or Liability, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither YUM nor the SpinCo Parties shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If YUM and the SpinCo Parties are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the YUM Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), the SpinCo Parties shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the YUM Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the YUM Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the YUM Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated,

YUM shall promptly assign, or cause to be assigned, and the SpinCo Parties or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)                                 Novation of YUM Liabilities.

(i)                                     Each of YUM and the SpinCo Parties, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all YUM Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any related agreement, lease, license or other obligation or Liability, so that, in any such case, the members of the YUM Group shall be solely responsible for such YUM Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither YUM nor the SpinCo Parties shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)                                  If YUM and the SpinCo Parties are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased YUM Liability”), YUM shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased YUM Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased YUM Liabilities shall otherwise become assignable or able to be novated, the SpinCo Parties shall promptly assign, or cause to be assigned, and YUM or the applicable YUM Group member shall assume, such Unreleased YUM Liabilities without exchange of further consideration.

2.6                               Release of Guarantees.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)                                 At or prior to the Effective Time or as soon as practicable thereafter, each of YUM and the SpinCo Parties shall, at the request of the other and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to: (i) have any member(s) of the YUM Group removed as guarantor of or obligor for any SpinCo Liability, including the removal of any Security Interest on or in any YUM Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any YUM Liability, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such YUM Liability.

(b)                                 To the extent required to obtain a release from a guarantee of:

(i)                                     any member of the YUM Group, the SpinCo Parties shall (or shall cause one (1) or more other members of the SpinCo Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any YUM Asset that may serve as collateral or security for any such SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which the SpinCo Parties would be reasonably unable to comply or (B) which the SpinCo Parties would not reasonably be able to avoid breaching; and

(ii)                                  any member of the SpinCo Group, YUM shall (or shall cause one (1) or more other members of the Yum Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such YUM Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which YUM would be reasonably unable to comply or (B) which YUM would not reasonably be able to avoid breaching.

(c)                                  If YUM and the SpinCo Parties are unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6: (i) YUM, the SpinCo Parties, or the other relevant member of the YUM Group or the SpinCo Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of YUM and each of the SpinCo Parties, on behalf of itself and the other members of the YUM Group or the SpinCo Group, respectively, agree not to renew or extend the term of, increase any obligations under, or transfer to a third party, any loan, guarantee, lease, Contract or other obligation for which any other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, the SpinCo Parties and each other member of the SpinCo Group, on the one hand, and YUM and each other member of the YUM Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among either of the SpinCo Parties and/or any other member of the SpinCo Group, on the one hand, and YUM and/or any other member of the YUM Group, on the other hand, effective as of the Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by YUM, SpinCo, or any other member of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of YUM or either of the SpinCo Parties, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)                                  All of the intercompany accounts receivable and accounts payable between any member of the YUM Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time and arising out of the Contracts described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to any of the Ancillary Agreements shall be paid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of SpinCo and YUM, cancelled, assigned or assumed by SpinCo or one (1) or more Subsidiaries of SpinCo.  All other intercompany accounts receivable and accounts payable between any member of the YUM Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time shall be paid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by YUM in its sole and absolute discretion.

2.8                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree, or the benefits or obligations of any Contract described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any (i) Contract, a portion of which is a SpinCo Contract, and the remainder of which is a YUM Asset or (ii) Contract entered into prior to the Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business and with respect to which the portion that relates to the SpinCo Business cannot be divided (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Effective Time, so that YUM, SpinCo or the applicable other member of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided that (A) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), and (B) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if assignment or amendment of such Shared Contract would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt written notice to each other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the YUM Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the YUM Business, respectively (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to admit) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)                                 Each of YUM and the SpinCo Parties shall, and shall cause the other members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the other members of its Group, as applicable, not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9                               Bank Accounts; Cash Balances.

(a)                                 Each Party agrees to take, or cause the other members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by YUM or any other member of the YUM Group (collectively, the “YUM Accounts”) so that each such SpinCo Account and YUM Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any YUM Account or SpinCo Account, respectively, is de-Linked from such YUM Account or SpinCo Account, respectively.

(b)                                 With respect to any outstanding checks issued or payments initiated by YUM, SpinCo or any other member of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)                                  As between YUM and the SpinCo Parties (and the other members of their respective Groups), all payments made and reimbursements received after the Effective Time to or by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or other member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, YUM or the SpinCo Parties, as applicable, shall pay over, or shall cause the applicable other member of its Group to pay over, to such other Party the amount of such payment or reimbursement without right of set-off.

2.10                        Ancillary Agreements.  Effective at or prior to the Effective Time, each of YUM and the SpinCo Parties will, or will cause the applicable other members of their respective Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.11                        Disclaimer of Representations and Warranties.  EACH OF YUM (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE YUM GROUP) AND EACH OF THE SPINCO PARTIES (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF ANY ASSETS OF SUCH PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR ANY OTHER MATTER CONCERNING ANY ASSETS OR LIABILITIES OF SUCH PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR AS TO THE EXISTENCE OR ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET OR LIABILITY, INCLUDING ANY ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, OF ANY PARTY OR ANY OTHER MEMBER OF ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY

NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12                        Financial Information Certifications.  YUM’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary.  In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, YUM (i) by the earlier of (A) thirty-five (35) days after the end of the fiscal quarter in which the Distribution occurs and (B) the date upon which SpinCo is required to file with the SEC its first periodic report on Form 10-Q following the effectiveness of the Form 10, shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof (each, a “Certification”); and (ii) shall, if requested in writing by SpinCo at least ten (10) Business Days prior to the date on which SpinCo is required to file with the SEC its first annual report on Form 10-K, provide SpinCo with one or more Certifications covering the period of time, if any, in the fiscal quarter in which the Distribution occurs that SpinCo was a wholly owned Subsidiary of YUM (such period of time, the “Stub Period”), provided that if requested in writing by YUM at least ten (10) Business Days prior to the date on which YUM is required to file with the SEC its annual report on Form 10-K, SpinCo shall provide YUM with a representation memorandum and/or letter signed by SpinCo’s Controller, CFO and CEO in order to support YUM’s own Certifications with respect to YUM’s business and operations during the Stub Period (such representation memorandum and/or letter to be of a form and substance substantially similar to such representation memorandums and/or letters provided by the China Division to YUM in the past).  Any such Certification(s) provided by YUM to SpinCo under this Section 2.12 shall be provided by YUM (and not by any officer or employee in their individual capacity).

2.13                        Transition Committee.  Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from YUM and SpinCo.  The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements for the period following the Effective Time.  The Transition Committee shall have the authority to (a) establish one (1) or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one (1) or more members of the Transition Committee or one (1) or more employees of any Party or any member of their respective Groups, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations.  The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.13, and may modify such procedures from time to time.  All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by YUM and SpinCo.  The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III
THE DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 YUM shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution.  In addition, YUM may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  Nothing shall in any way limit YUM’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)                                 The SpinCo Parties shall cooperate with YUM to accomplish the Distribution and shall, at YUM’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10.  YUM shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for YUM.  The SpinCo Parties and YUM will provide to the Agent any information required in order to complete the Distribution.

3.2                               Actions Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                                 Notice to NYSE.  YUM shall, to the extent possible, give NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 SpinCo Certificate of Incorporation and SpinCo Bylaws.  On or prior to the Distribution Date, YUM and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the amended and restated certificate of incorporation and amended and restated bylaws of SpinCo, respectively.

(c)                                  SpinCo Directors and Officers.  On or prior to the Distribution Date, YUM and SpinCo shall take all necessary actions so that as of the Effective Time:  (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties, and (ii) SpinCo shall have such other officers as the board of directors of SpinCo shall appoint.

(d)                                 NYSE Listing.  SpinCo shall prepare, file and pursue an application to permit listing of the SpinCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of issuance.

(e)                                  Securities Law Matters.  SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  YUM and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  YUM and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that YUM determines are necessary or desirable to effectuate the Distribution, and YUM and the SpinCo Parties shall each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  YUM and the SpinCo Parties shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                                   Information Statement.  YUM shall make available the Information Statement to the Record Holders.

(g)                                  The Distribution Agent.  YUM shall enter into a distribution agent agreement, or such other agreement as may be necessary, with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)                                 Financing Transactions.  In connection with the Separation and prior to the Effective Time, YUM and the SpinCo Parties shall cooperate with respect to and undertake such financing transactions (which may also include the transfer of cash between the YUM Group and the SpinCo Group) as YUM determines to be advisable.

(i)                                     Stock-Based Employee Benefit Plans.  YUM and the SpinCo Parties shall take all actions as may be necessary to approve the grants of adjusted equity awards by YUM (in respect of YUM Shares) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3                               Conditions to the Distribution.

(a)                                 The consummation of the Distribution will be subject to the satisfaction, or waiver, in whole or in part, by YUM in its sole and absolute discretion, of the following conditions:

(i)                                     The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred to SpinCo (or another member of the SpinCo Group) on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the YUM Assets (other than any Delayed YUM Asset) and YUM Liabilities (other than any Delayed YUM Liability) contemplated to be transferred to YUM (or another member of the YUM Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(ii)                                  YUM shall have received (A) one (1) or more opinions of its external tax advisors, in each case, satisfactory to the YUM Board, regarding certain tax matters relating to the Distribution and related transactions and (B) an opinion of each of Mayer Brown LLP and PricewaterhouseCoopers LLP, regarding the qualification of the

Distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code.

(iii)                               The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall be pending before or threatened by the SEC.

(iv)                              The Information Statement shall have been made available to the Record Holders.

(v)                                 The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, shall have become effective or been accepted.

(vi)                              Any Approvals or Notifications of any Governmental Authorities required for the consummation of the Separation and Distribution shall have been obtained.

(vii)                           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(viii)                        The SpinCo Shares to be distributed to the YUM shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance.

(ix)                              Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(x)                                 An independent valuation firm shall have delivered one (1) or more opinions to the YUM Board confirming the solvency and financial viability of each of YUM and SpinCo immediately after the consummation of the Distribution, and such opinions shall be acceptable to YUM in form and substance in YUM’s sole discretion, and such opinions shall not have been withdrawn, rescinded or modified in any respect.

(xi)                              No other event or development shall have occurred or shall exist that, in the judgment of the YUM Board, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated hereby.

(b)                                 The foregoing conditions are for the sole benefit of YUM and shall not give rise to or create any duty on the part of YUM or the YUM Board to waive or not waive any such condition or in any way limit YUM’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.  Any determination made by the YUM Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4                               The Distribution.

(a)                                 Subject to Section 3.3, at or prior to the Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the YUM Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form.  SpinCo will not issue paper stock certificates in respect of the SpinCo Shares.  The Distribution shall be effective at the Effective Time.

(b)                                 Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares to be determined by resolution of the YUM Board, for every one (1) YUM Share held by such Record Holder on the Record Date, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of SpinCo.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  As soon as practicable after the Effective Time, YUM shall direct the Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers’ fees and commissions.  None of YUM, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c).  Neither YUM nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of YUM or the SpinCo Parties.  Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of YUM Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)                                 Notwithstanding anything herein to the contrary, if the distribution of SpinCo Shares pursuant to the Distribution is not permitted under the applicable Law of any jurisdiction (each such jurisdiction, a “Prohibited Jurisdiction”), each Record Holder in such Prohibited Jurisdiction who, but for such applicable Law, would have received a SpinCo Share pursuant to the Distribution, shall receive a distribution of cash, without any interest thereon, in lieu of such SpinCo Share to the extent permitted by the applicable Law of such Prohibited

Jurisdiction.  The procedures set forth in Section 3.4(c) with respect to fractional shares shall apply to the distribution of SpinCo Shares to Record Holders in Prohibited Jurisdictions, mutatis mutandis, with each reference to a “fractional share” in such sentences being deemed a reference to a SpinCo Share that, but for this Section 3.4(d) and for applicable Law, would have been distributed pursuant to the Distribution to a Record Holder in a Prohibited Jurisdiction.

(e)                                  Any SpinCo Shares or cash in lieu of SpinCo Shares (or fractions thereof) that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of SpinCo Shares (or fractions thereof) shall be obligations of the SpinCo Parties, subject in each case to applicable escheat or other abandoned property Laws, and YUM shall have no Liability with respect thereto.

(f)                                   Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law and subject to Section 3.4(d), from and after the Effective Time, the SpinCo Parties will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  The SpinCo Parties agree that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV
MUTUAL RELEASES, INDEMNIFICATION AND LITIGATION

4.1                               Release of Pre-Distribution Claims.

(a)                                 SpinCo Parties Release of YUM Group.  Except as provided in Sections 4.1(c) and 4.3, effective as of the Effective Time, each of the SpinCo Parties does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) YUM and the other members of the YUM Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the YUM Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of either of the SpinCo Parties or another member of the SpinCo Group, in each case from:  (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time

(whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b)                                 YUM Release of SpinCo Group.  Except as provided in Sections 4.1(c) and 4.2, effective as of the Effective Time, YUM does hereby, for itself and each other member of the YUM Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the YUM Group (in each case, in their respective capacities as such), remise, release and forever discharge each SpinCo Party and the other members of the SpinCo Group, and their respective successors and assigns, from (A) all YUM Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the YUM Business, the YUM Assets or the YUM Liabilities.

(c)                                  Obligations Not Affected.  Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedule to Section 2.7(b) as not to terminate as of the Effective Time, in each case in accordance with its terms.  Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the YUM Group or the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedule to Section 2.7(b) as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)                              any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of such other Party’s Group), on the other hand;

(v)                                 any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties or members of their Groups by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi)                              any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the YUM Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the YUM Group at or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, the SpinCo Parties shall indemnify YUM for such Liability (including YUM’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims.  The SpinCo Parties shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against YUM or any other member of the YUM Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  YUM shall not make, and shall not permit any other member of the YUM Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against either SpinCo Party or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases.  At any time at or after the Effective Time, at the request of YUM or SpinCo, each other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by the SpinCo Parties.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, the SpinCo Parties shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless YUM, each other member of the YUM Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “YUM Indemnitees”), from and against any and all Liabilities of the YUM Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any SpinCo Liability;

(b)                                 any failure of a SpinCo Party, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)                                  the SpinCo Specified Actions;

(d)                                 any breach by a SpinCo Party or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(e)                                  except to the extent it relates to a YUM Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the YUM Group that survives following the Distribution; and

(f)                                   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (f) of Section 4.3.

4.3                               Indemnification by YUM.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, YUM shall, and shall cause the other members of the YUM Group to, indemnify, defend and hold harmless each SpinCo Party, each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any YUM Liability;

(b)                                 any failure of YUM, any other member of the YUM Group or any other Person to pay, perform or otherwise promptly discharge any YUM Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)                                  the YUM Specified Actions;

(d)                                 any breach by YUM or any other member of the YUM Group of this Agreement or any of the Ancillary Agreements;

(e)                                  except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the YUM Group by any member of the SpinCo Group that survives following the Distribution; and

(f)                                   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in YUM’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(f) shall be the only statements made explicitly in YUM’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability.  Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) under this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds or other amounts, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the liability allocation, indemnification and contribution provisions hereof.  Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.”  Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts to seek or collect or recover any Insurance Proceeds that may be collectible or recoverable with respect to the Liabilities for which indemnification or contribution may be available under this Article IV; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims.  If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the YUM Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event no later than fourteen (14) days after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (if any) to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise, subject to Section 4.5(e)), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities to the extent resulting from, or arising out of, such Third-Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.  Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel, as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Indemnitee or Indemnifying Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel, as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement.  No Party may settle or compromise any Third-Party Claim for which any Party is seeking to be indemnified hereunder without the prior written consent of such other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable, and are capable of being paid in full, by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by any other Party (or any other member of its Group or any of their respective past, present or future directors, officers or employees) and provides for a full, unconditional and irrevocable release of each other Party (and each other relevant member of its Group and any of its or their relevant past, present, or future directors, officers or employees) from all Liability in connection with the Third-Party Claim.  The Parties hereby agree that if a Party presents any other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which any Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6                               Additional Matters.

(a)                                 Timing of Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made at any time by or on behalf of any Indemnitee and (ii) the knowledge at any time by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims.  Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against each other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to any other Party against a Third Party for such Liability, then such other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution.  In the event of an Action for which a Party is entitled to indemnification hereunder in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and, subject to the other provisions of this Article IV, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7                               Right of Contribution.

(a)                                 Contribution.  If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the other members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.7:  (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the YUM Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of  SpinCo, YCCL and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of YUM or any other member of the YUM Group; and (ii) any fault associated with the business conducted with Delayed YUM Assets or Delayed YUM Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) or with the ownership, operation or activities of the YUM Business prior to the Effective Time shall be deemed to be the fault of YUM and the other members of the YUM Group, and no such fault shall be deemed to be the fault of SpinCo, YCCL or any other member of the SpinCo Group.

4.8                               Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, the other members of such Party’s Group or any Person claiming through it or any of them shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any SpinCo Liabilities by SpinCo, YCCL or any other member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any YUM Liabilities by YUM or a member of the YUM Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities.  The rights and obligations of each of YUM and the SpinCo Parties and the respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by any Party or any member of its respective Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving a Party or any of the other members of such Party’s Group.

4.11                        Coordination with Ancillary Agreements.

(a)                                 The provisions of Sections 4.2 through 4.10 and Sections 4.12 through 4.13 shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed exclusively by the Tax Matters Agreement.  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

(b)                                 The provisions of Sections 4.2 through 4.10 shall not apply (except as expressly set forth in the applicable Ancillary Agreement) with respect to the representations, warranties, covenants and agreements set forth in the Master License Agreement, the Guaranty or the Transition Services Agreement, which shall be governed by the Master License Agreement, the Guaranty and the Transition Services Agreement, respectively.  In the case of any conflict between this Agreement and the Master License Agreement in relation to any matters addressed by the Master License Agreement, the Master License Agreement shall prevail.  In the case of any conflict between this Agreement and the Guaranty in relation to any matters addressed by the Guaranty, the Guaranty shall prevail.  In the case of any conflict between this Agreement and the Transition Services Agreement in relation to any matters addressed by the Transition Services Agreement, the Transition Services Agreement shall prevail.

4.12                        Management of Certain Actions.  This Section 4.12 shall govern the direction of certain pending and future Actions in which members of the SpinCo Group or the YUM Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II or the rights and obligations under Section 4.5 unless expressly set forth in this Section 4.12.

(a)                                 Management of SpinCo Specified Actions.  From and after the Effective Time, the SpinCo Group shall direct the defense or prosecution of any (i) SpinCo Specified Actions and (ii) any other Actions that constitute only SpinCo Liabilities or SpinCo Assets.  If an Action that constitutes solely a SpinCo Liability or a SpinCo Asset is commenced after the Effective Time naming a member of the YUM Group as a party thereto, then the SpinCo Parties shall use their respective commercially reasonable efforts to cause such member of the YUM Group to be removed as a party to such Action.  No Party shall add any other Party (or any other member of its Group) to any Action pending as of the Effective Time without the prior written consent of such other Party.

(b)                                 Management of YUM Specified Actions.  From and after the Effective Time, the YUM Group shall direct the defense or prosecution of any (i) YUM Specified Actions and (ii) any other Actions that constitute only YUM Liabilities or YUM Assets.  If an Action that constitutes solely a YUM Liability or a YUM Asset is commenced after the Effective Time naming a member of the SpinCo Group as a party thereto, then YUM shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action.  No Party shall add any other Party (or any other Member of its Group) to any Action pending as of the Effective Time without the prior written consent of such other Party.

(c)                                  Management of Mixed Actions.  From and after the Effective Time, the Parties shall jointly manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth on Schedule 4.12(c) (except as otherwise set forth therein) and (ii) any other Action that constitutes both a SpinCo Liability and a YUM Liability (clauses (i) and (ii), the “Mixed Actions”).  The Parties shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for YUM, SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions.  Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by YUM, on the one hand, and the SpinCo Parties, on the other hand) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that YUM, on the one hand, and the SpinCo Parties, on the other hand, shall share equally discovery and other joint litigation costs.  In any Mixed Action, each of YUM and the SpinCo Parties may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the YUM Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on any other Party.  Notwithstanding anything to the contrary herein, (i) if a judgment is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the YUM Business and the SpinCo Business, and otherwise shall share equally such Liabilities; and (ii) if a recovery is obtained with respect to a Mixed Action, the Parties shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries, and otherwise shall share equally such Assets.  A Party (or another member of its Group) that is not named as a defendant in a Mixed Action may elect to become a Party to such Mixed Action, and the Party (or other member of its Group) named in such Mixed Action shall reasonably cooperate to have such first Party (or other member of its Group) named in such Mixed Action.

(d)                                 Delegation of Rights of Recovery.  To the maximum extent permitted by applicable Law, the rights to recovery of each member of a Party’s Group in respect of any past, present or future Action are hereby delegated to such Party.  It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument.  Each of the Parties and each of the other members of its Group shall execute such further instruments or documents as may be necessary to effect such delegation.

4.13                        Settlement of Actions.  No Party managing an Action pursuant to Section 4.12 shall settle or compromise such Action without the prior written consent of a Party (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would result in any remedy or relief being imposed upon any member of such other Party’s Group (or any of such Group’s respective past, present or future directors, officers or employees).

ARTICLE V
CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 YUM and the SpinCo Parties agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time.  In no event shall YUM, any other member of the YUM Group or any YUM Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group if any insurance policy or other Contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)                                 From and after the Effective Time, with respect to any Liabilities incurred by any member of the SpinCo Group prior to the Effective Time, YUM will provide SpinCo with access to, and SpinCo may, upon ten (10) days’ prior written notice to YUM, make claims under, YUM’s third-party insurance policies that may provide coverage for acts occurring prior to the Effective Time, if renewed, and YUM’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)                                     The SpinCo Parties shall report any claim to YUM, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with YUM’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by YUM to the SpinCo Parties in writing);

(ii)                                  The SpinCo Parties and the other members of the SpinCo Group shall indemnify, hold harmless and reimburse YUM and the other members of the YUM Group for any deductibles, self-insured retention, fees and expenses incurred by YUM or any members of the YUM Group to the extent resulting from any access to, or any claims made by the SpinCo Parties or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by the SpinCo Parties, their employees or Third Parties; and

(iii)                               The SpinCo Parties shall exclusively bear (and neither YUM nor any other members of the YUM Group shall have any obligation to repay or reimburse the SpinCo Parties or any other member of the SpinCo Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by the SpinCo Parties or any other member of the SpinCo Group under the policies as provided for in this Section 5.1(b).  If an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the YUM Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to YUM’s insurance carrier(s) (including any submissions prior to the Effective Time).  To the extent that the YUM Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to YUM’s insurance carrier(s), each other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  Subject to the following sentence, YUM may elect not to reinstate the policy aggregate.  In the event that YUM elects not to reinstate the policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct YUM in writing to, and YUM shall, in such case, reinstate the policy aggregate; provided that the SpinCo Parties shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

If any member of the YUM Group incurs any Liabilities prior to or in respect of the period prior to the Effective Time for which such member of the YUM Group is entitled to coverage under third-party insurance policies of any member of the SpinCo Group, the same process pursuant to this Section 5.1(b) shall apply, substituting “YUM” for “SpinCo” or “the SpinCo Parties,” as applicable, and “the SpinCo Parties” for “YUM.”

(c)                                  Except as provided in Section 5.1(b), from and after the Effective Time, neither the SpinCo Parties nor any other member of the SpinCo Group shall have any rights to or under any of the insurance policies of YUM or any other member of the YUM Group.  At the Effective Time, the SpinCo Parties shall have in effect all insurance programs required to comply with the contractual obligations of the SpinCo Parties and the other members of the SpinCo Group and such other insurance policies required by applicable Law or as reasonably necessary or appropriate for companies operating a business similar to the SpinCo Business.

(d)                                 Neither the SpinCo Parties nor any other member of the SpinCo Group, in connection with making a claim under any insurance policy of YUM or any other member of the YUM Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between YUM or any other member of the YUM Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by YUM or any other member of the YUM Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of YUM or any other member of the YUM Group under the applicable insurance policy.

(e)                                  All payments and reimbursements by the SpinCo Parties pursuant to this Section 5.1 will be made within thirty (30) days after the SpinCo Parties’ receipt of an invoice therefor from YUM.  If YUM or any other member of the YUM Group incurs costs to enforce the

SpinCo Parties’ obligations herein, the SpinCo Parties agrees to indemnify and hold harmless YUM and the other members of the YUM Group for such enforcement costs, including reasonable attorneys’ fees.  YUM shall retain the exclusive right to control the YUM Group’s insurance policies and programs, including the right to erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims the SpinCo Parties or any other member of the SpinCo Group has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with insurers of any member of the YUM Group with respect to any of their respective insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  The SpinCo Parties shall and shall cause the other members of the SpinCo Group to cooperate with YUM and share such information as is reasonably necessary in order to permit YUM to manage and conduct the YUM Group’s insurance matters as it deems appropriate.  Neither YUM nor any of the other members of the YUM Group shall have any obligation to secure extended reporting for any claims under any Liability policies of YUM or any other member of the YUM Group for any acts or omissions by any member of the SpinCo Group incurred prior to the Effective Time.

(f)                                   YUM shall, and shall cause the other members of the YUM Group to, (i) use commercially reasonable efforts, at SpinCo’s reasonable request (and provided that the SpinCo Parties comply with the requirements of Section 5.1(b)), to assist SpinCo in making claims under the YUM Group insurance policies described in Section 5.1(b), (ii) notify SpinCo within thirty (30) days of any election by YUM to control any claim under a YUM Group insurance policy or program to the extent such claim relates to a SpinCo Asset and/or SpinCo Liability, (iii) promptly (and in any event within thirty (30) days after YUM’s receipt thereof) pay over to SpinCo or the applicable member of the SpinCo Group any Insurance Proceeds that are received by YUM or any member of the YUM Group in respect of such claims, and (iv) endeavor to notify SpinCo of any changes to the structure or limit of subsequent renewals relating to directors and officers insurance programs.

(g)                                  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the YUM Group in respect of any insurance policy or any other Contract or policy of insurance.

(h)                                 Each of the SpinCo Parties does hereby, for itself and each other member of the SpinCo Group, agree that no member of the YUM Group shall have any Liability whatsoever as a result of the insurance policies and practices of YUM and the other members of the YUM Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2                               Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest from and including the date immediately following the due date therefor through and including the date of payment at a rate per annum equal to the Prime Rate plus three percent (3%).  Such rate shall be redetermined at the beginning of each calendar quarter following such due date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

5.3                               Treatment of Payments for Tax Purposes.  For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by YUM to SpinCo or a distribution by SpinCo to YUM, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to receive such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law. In the event that any such payment is made by a member of the YUM Group or the SpinCo Group (other than YUM or SpinCo) or is received by a member of the YUM Group or the SpinCo Group (other than YUM or SpinCo), then for all Tax purposes the Parties shall treat such payment as being made and received by YUM or SpinCo, as the case may be, with corresponding distributions or contributions deemed to occur between YUM and the applicable members of the YUM Group or SpinCo and the applicable members of the SpinCo Group, as the case may be.

5.4                               Non-Solicitation.  Each Party, agrees that, for a period of twelve (12) months from the Distribution Date, such Party (a “Soliciting Party”) shall not, and shall cause the other members of its Group not to, solicit for employment any person who is employed by any member of any other Party’s Group (a “Protected Party”) at the level of seniority of director or higher without the Protected Party’s express written consent; provided, that this Section 5.4 shall not prohibit:  (i) generalized solicitations that are not directed to employees of the Protected Party; (ii) the solicitation of a person whose employment was terminated by the Protected Party prior to any such solicitation; or (iii) the solicitation of a person who has terminated his or her employment with the Protected Party without any prior solicitation by the Soliciting Party.

5.5                               Inducement.  The SpinCo Parties acknowledge and agree that YUM’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by the SpinCo Parties’ covenants and agreements in this Agreement and the Ancillary Agreements, including the SpinCo Parties’ assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and the SpinCo Parties’ covenants and agreements contained in Article IV.

5.6                               Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, YUM (and the other members of the YUM Group) shall be independent of SpinCo (and the other members of the SpinCo Group), and SpinCo (and the other members of the SpinCo Group) shall be independent of YUM (and the other members of the YUM Group), in each case with responsibility for its own respective actions and inactions and its own respective Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in this Agreement or any

Ancillary Agreement, and each Party shall and shall cause the other members of its Group to (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by any other Party (or the other members of its Group).

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9, any other applicable confidentiality obligations, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, each of YUM and each of the SpinCo Parties, on behalf of itself and each other member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to each other Party and the other members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or any other member of such Party’s Group to the requesting Party or other member of such Party’s Group to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if a SpinCo Party or any other member of the SpinCo Group is the requesting Party, or to the YUM Business, or any YUM Asset or YUM Liability, if YUM or any other member of the YUM Group is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party or any other member of such Party’s Group to comply with any obligation imposed by any Governmental Authority; provided, however, that, if the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information or any other member of such Party’s Group, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)                                 Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with each other Party’s information requests to enable (i) each other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) each other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2                               Ownership of Information.  The provision of any information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3                               Compensation for Providing Information.  Subject to any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, the Party requesting information agrees to reimburse each other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or any other member of such Party’s Group or in connection with the restoration of backup media for purposes of providing the requested information).  Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures as may be provided to each other Party from time to time.

6.4                               Record Retention.  To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each of the Parties agrees to use (and to cause the other members of its respective Group to use) commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Effective Time in accordance with the policies of YUM as in effect on the Effective Time or such other policies as may be adopted by YUM after the Effective Time (provided, that, in the case of SpinCo or YCCL, that YUM notifies SpinCo of any such change); provided, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).  Notwithstanding the foregoing, Section 6.5 of the Tax Matters Agreement will govern the retention of Tax related records.

6.5                               Limitations of Liability.  No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information.  No Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, use or confidential treatment of information set forth in any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups.

(b)                                 If a Party (or any other member of its respective Group) receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request, such Party shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action or Dispute between YUM and SpinCo, or any other members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its Group’s control or which its Group otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of such Party’s Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, each other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its Group’s control or which its Group otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise,  and shall otherwise cooperate in such defense, settlement or compromise.

(c)                                  Without limiting the foregoing, except in the case of an adversarial Action or Dispute between YUM and SpinCo or any other members of their respective Groups, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)                                 Without limiting any provision of this Section 6.7 and subject to the terms of the Master License Agreement, each of the Parties agrees to cooperate, and to cause each other member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any other member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)                                  The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the YUM Group and the SpinCo Group, and that each of the members of the YUM Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the YUM Group or the SpinCo Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     YUM shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the YUM Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the YUM Group or any member of the SpinCo Group.  YUM shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any YUM Specified Actions or to any YUM Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the YUM Group or any member of the SpinCo Group; and

(ii)                                  SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the YUM Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the YUM Group.  SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Specified Actions or to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the YUM Group.

(iii)                               If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information,

and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information, unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any Disputes as to whether any information relates solely to the YUM Business, solely to the SpinCo Business, or to both the YUM Business and the SpinCo Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both YUM and SpinCo (or one (1) or more members of their respective Groups) and in respect of which both YUM and SpinCo have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by any Party (or another member of its Group) without the written consent of each other Party.

(d)                                 If any Dispute arises between the Parties or any other members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of any Party and/or any other member of their respective Groups, each Party agrees that it shall (i) negotiate with each other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of any other Party (and the other members of the Group); and (iii) not unreasonably withhold consent to any request for waiver by any other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)                                  Subject to Section 6.9, in the event of any adversarial Action or Dispute between YUM and SpinCo, or any other members of their respective Groups, any Party may waive a privilege in which any other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by any Party, or by any other member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if any Party obtains knowledge that any of its, or any other member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify each other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide each other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreements of YUM and the SpinCo Parties set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)                                 The Parties acknowledge that members of the YUM Group and members of the SpinCo Group may have or develop interests adverse to each other following the Effective Time.  Each Party hereby waives (i) any and all current and future objections to any outside counsel that represented YUM or any of its Affiliates prior to the Effective Time from continuing to represent or in the future representing their respective clients or any Party (or any members of such Party’s Group) in any matter, including matters in which members of the YUM Group and members of the SpinCo Group are adverse and Disputes relating to this Agreement or any Ancillary Agreement and (ii) all current and future rights to seek disqualification, whether based on the possession or disclosure of confidential information or otherwise, of any such outside counsel from any representation of their respective clients or any Party (or any members of such Party’s Group) in any matter, including matters in which members of the YUM Group and members of the SpinCo Group are adverse and Disputes relating to this Agreement or any Ancillary Agreement.

(i)                                     In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the other members of their respective Groups to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality.  Subject to Section 6.10, any Ancillary Agreement and any other agreement between the Parties or other members of their respective Groups, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, each of YUM and each of the SpinCo Parties shall, and shall cause each other member of its respective Group to, and shall cause its and their respective Representatives to, hold in strict confidence, with at least the same degree of care that applies to YUM’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning each other Party or any other member of such other Party’s respective Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any other member of such Party’s Group or its or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any other member of such Party’s Group or any of their respective Representatives in violation of this Agreement, any Ancillary Agreement or any other agreement between the Parties or other members of their respective Groups, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality to any other Party (or any other member of such Party’s Group) with respect to such confidential and proprietary information,  (iii) independently developed or generated without reference to or use of any proprietary or confidential information of any other Party or any other member of such Party’s Group, or (iv) determined by YUM, in its reasonable discretion, to be information required to be disclosed pursuant to federal, state or other applicable securities Laws or the rules of any applicable securities exchange, including in YUM’s periodic filings made under the Exchange Act.  If any confidential and proprietary information of one Party or any other member of such Party’s Group is disclosed to any other Party or any member of such other Party’s Group in connection with providing services to such first Party or any other member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10.

(c)                                  Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and members of such Party’s Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and any other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by any other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws.  Subject to any Ancillary Agreement and any other agreement between the Parties or other members of their respective Groups, each Party agrees that it shall hold, protect and use, and shall cause the members of its respective Group and its respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among any other Party or members of any other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10                        Protective Arrangements.  In the event that a Party or any other member of such Party’s Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of any other Party (or any other member of any other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify each other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order reasonably requested by any other Party.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party (or other member of such Party’s Group) so required or receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party (or member of such Party’s Group) so required or receiving the request or demand (or other member of such Party’s Group), then the Party (or member of such Party’s Group) so required or that received such request or demand (or other member of such Party’s Group) may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party (or other member of such Party’s Group) shall promptly provide each other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation.  Subject to Section 7.8, any Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Master License Agreement or the Guaranty) (a “Dispute”) shall provide written notice thereof to each other Party (an “Initial Notice”).  For a period of thirty (30) days following the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute.  The negotiations shall be conducted by the appropriate executives of each Party who have authority to resolve the Dispute.  All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice (which period may be extended by written agreement of the Parties) or if a Party reasonably concludes that each other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2                               Mandatory Mediation.  Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of any Party (a “Mediation Request”), be submitted to mandatory mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein.  The mediation shall be held in English in Dallas, Texas, U.S.A. or such other place as the Parties may mutually agree in writing.  YUM and SpinCo shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by YUM and SpinCo within twenty (20) days of receipt by a Party of a Mediation Request, then YUM or SpinCo may request (on written notice to each other Party) that CPR appoint a mediator in accordance with the CPR Mediation Procedure.  The costs and expenses of any such mediation, including compensation and expenses of the mediator, shall be borne by YUM and SpinCo, except for any Party’s own legal costs (which are separately addressed in Section 7.7).  All mediation pursuant to this Section 7.2 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation

Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding confidential arbitration in accordance with Section 7.3.

7.3                               Confidential Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, at the written request of YUM or SpinCo (the “Arbitration Request”) be submitted to be finally resolved by binding confidential arbitration pursuant to the then current CPR Rules for Administered Arbitration (the “Administered Rules”), except as modified herein.  The details of the arbitration shall be as set forth in this Section 7.3.

(b)                                 Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or more or involves a request for non-monetary relief.

(c)                                  The panel of three (3) arbitrators will be chosen as follows:  (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, YUM and SpinCo will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  In the event that YUM or SpinCo fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then, upon written application by YUM or SpinCo, that arbitrator shall be appointed pursuant to the Administered Rules.  In the event that the two (2) Party-appointed arbitrators fail to appoint the third within the time frame specified above or in the event that YUM or SpinCo fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then the third, independent arbitrator will be appointed pursuant to the Administered Rules.  If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of YUM and SpinCo within fifteen (15) days of the date of receipt of the Arbitration Request.  If the Parties cannot agree to a sole independent arbitrator during such fifteen (15) day period, then upon written application by YUM or SpinCo, the sole independent arbitrator will be appointed pursuant to the Administered Rules.

(d)                                 The arbitration shall be conducted in English.  Any document that a Party seeks to use that is not in English shall be provided along with an English translation.

(e)                                  The place of arbitration shall be Dallas, Texas, U.S.A.

(f)                                   The arbitrator or arbitrators shall establish procedures under which each Party will be entitled to conduct discovery.

(g)                                  The arbitrator or arbitrators shall award to the substantially prevailing Party (as determined by arbitrator or arbitrators) the costs and expenses of the proceeding, including reasonable attorneys’ and experts’ fees.

(h)                                 The arbitrator or arbitrators will issue a reasoned award.

(i)                                     The arbitrator or arbitrators will have the right to award, on an interim basis, or include in the final award, any relief which the arbitrator or arbitrators deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date) and injunctive relief (including specific performance and other equitable relief); provided that the arbitrator or arbitrators will not award any relief not specifically requested by a Party and, in any event, will not award any relief not permitted by this Agreement or the applicable Ancillary Agreement.

(j)                                    Notwithstanding anything herein to the contrary, the Parties agree that the award rendered by the arbitrator or arbitrators (the “Original Award”) may be appealed under the CPR Arbitration Appeal Procedure (“Appeal Procedure”).  Appeals must be initiated within thirty (30) days of receipt of an Original Award, in accordance with the Appeal Procedure, by filing a written notice with CPR.  The Original Award shall not be considered final until after the expiration of the time for filing the notice of appeal pursuant to the Appeal Procedure.  Unless otherwise agreed by the Parties, the appeal shall be conducted at the place of the original arbitration.

(k)                                 Any Original Award rendered by the arbitrator or arbitrators that is not timely appealed in accordance with the foregoing provisions or that is not modified by the appeal tribunal, and any award as modified or established by the appeal tribunal, shall be final and judgment may be entered thereon in any court having jurisdiction thereof.

(l)                                     Subject to Section 7.3(g), the costs and expenses of any such arbitration, including compensation and expenses of the arbitrator or arbitrators, shall be borne by YUM and SpinCo equally, except for each Party’s own legal costs (which are separately addressed in Section 7.7).

7.4                               Confidentiality.  No oral or documentary representations made by the Parties during any negotiation, mediation or arbitration conducted pursuant to this Article VII shall be admissible for any purpose in any subsequent proceedings.  YUM shall not, and shall cause the other members of its respective Group not to, and the SpinCo Parties shall not, and shall cause the other members of the SpinCo Group not to, disclose any information provided or documents produced by a member of the other Group in any negotiation, mediation or arbitration conducted pursuant to this Article VII or any information about the existence, contents or results of any such negotiation, mediation or arbitration without the prior written consent of YUM (in the case of disclosure by a member of the SpinCo Group) or the SpinCo Parties (in the case of disclosure by a member of the YUM Group), except in the course of a judicial or regulatory proceeding or as may be required by Law or the rules of any applicable securities exchange or requested by a Governmental Authority.  Before it or another member of its respective Group makes any disclosure permitted by the preceding sentence, each of YUM and SpinCo shall, to the extent reasonably practicable, give each other Party reasonable written notice of the intended disclosure and afford each other Party a reasonable opportunity to protect its interests.

7.5                               Conduct and Tolling During Dispute Resolution Process.  Unless otherwise agreed in writing, the Parties shall, and shall cause the members of their respective Group to, continue to honor all commitments and obligations under this Agreement and each Ancillary Agreement to the extent required thereby during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments or obligations are the specific subject of the Dispute at issue.  The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.6                               Limitations Period.  Any claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Master License Agreement or the Guaranty) shall be governed by the statute of limitations under the governing law set forth in Section 10.2.

7.7                               Enforcement Costs.  Except as otherwise provided in this Article VII, each Party shall bear its own legal costs (including attorneys’ and experts’ fees, and all other expenses) incurred in enforcing this Agreement or in otherwise pursuing, or defending against, a claim, demand, action or proceeding under or in connection with this Agreement.

7.8                               Litigation and Unilateral Commencement of Arbitration.  Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief from a court with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) a Party may initiate arbitration before the expiration of the periods specified in Section 7.2 and Section 7.3 if such Party has submitted a Mediation Request and the other Parties have failed, within the applicable periods set forth in Section 7.2 and Section 7.3, to agree upon a date for the first mediation session to take place within twenty (20) days after the appointment of the mediator.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, at and after the Effective Time, each Party shall cooperate with each other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the YUM Assets and the assignment and assumption of the SpinCo Liabilities and the YUM Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  At or prior to the Effective Time, YUM and the SpinCo Parties, in their respective capacities as direct and indirect shareholders of other members of their Groups, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by YUM, the SpinCo Parties or any of the other members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Nothing in this Article VIII shall limit or affect the provisions of Section 3.1(a) or Article IX.

ARTICLE IX
TERMINATION

9.1                               Termination.  Notwithstanding any provision to the contrary, this Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by YUM, in its sole and absolute discretion, without the approval or consent of any other Person, including either of the SpinCo Parties.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2                               Effect of Termination.  In the event of any termination of this Agreement prior to the Effective Time, this Agreement and all Ancillary Agreements shall become void and no Party (nor any of its Affiliates, directors, officers or employees) shall have any Liability or obligation to any other Party (or any of its Affiliates) by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)                                 This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to each other Party.

(b)                                 This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)                                  YUM represents and warrants to the SpinCo Parties, and each of the SpinCo Parties represents and warrants to YUM, as follows:

(i)                                     it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)                                 Each Party acknowledges that it and each other Party, and the other members of their respective Groups, may be executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and agrees that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of any Party at any time, it will as promptly as reasonably practicable cause this Agreement and any Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3                        Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign any of its rights or assign or delegate any of its obligations under this Agreement without the express prior written consent of each other Party.

10.4                        No Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement of any YUM Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties, respectively, and do not and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

10.5                        Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given to the other Parties in accordance with this Section 10.5):

If to YUM, to:

Yum! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213
Attention:                                         Scott A. Catlett, Vice President & Deputy General Counsel
Facsimile:                                         (502) 874-7637

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                                         Benjamin M. Roth
Facsimile:                                         (212) 403-2000

and

Mayer Brown LLP

71 South Wacker Drive
Chicago, Illinois 60606
Attention:                                         Frederick B. Thomas

Jodi A. Simala

Facsimile:                                         (312) 706-8436

If to SpinCo or YCCL, to:

Yum China Holdings, Inc.

16/F Two Grand Gateway

3 Hongqiao Road

Shanghai 200030

The People’s Republic of China

Attention:                                         Shella Ng, Chief Legal Officer
Facsimile:                                         +86-21-2407-7898

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                                         Benjamin M. Roth
Facsimile:                                         (212) 403-2000

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:                                         Frederick B. Thomas

Jodi A. Simala

Facsimile:                                         (312) 706-8436

A Party may, by notice to each other Party, change the address to which such notices are to be given.

10.6                        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect, as closely as possible, the original intent of the Parties.

10.7                        Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to each other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

10.8                        No Set-Off.  Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, no Party and no other member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts payable pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to another Party or any other member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9                        Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Information Statement, the Plan of Reorganization and the Distribution and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or the applicable member of such Party’s Group incurring such fees, costs or expenses.  The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10                 Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11                 Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants and agreements contained in this Agreement, and Liability for the breach of any such obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.12                 Waivers of Default; Remedies Cumulative.  Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of another Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.13                 Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14                 Amendments.  No provisions of this Agreement may be waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15                 Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) references to “$” shall mean U.S. dollar; (f) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (g) the word “or” shall not be exclusive; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “written” or “in writing” include in electronic form; (j) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, or Dallas, Texas, or Shanghai, China as the context requires; (k) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (l) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to October 31, 2016.

10.16                 Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither the SpinCo Parties or any other member of the SpinCo Group, on the one hand, nor YUM or any other member of the YUM Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (other than any such damages awarded to a Third Party with respect to a Third-Party Claim).

10.17                 Performance.  All obligations of the SpinCo Parties under this Agreement are joint and several obligations of SpinCo and YCCL. YUM shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the YUM Group.  The SpinCo Parties shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group.

10.18                 Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

YUM! BRANDS, INC.

By:	/s/ Greg Creed
	Name:	Greg Creed
	Title:	Chief Executive Officer

YUM CHINA HOLDINGS, INC.

By:	/s/ Micky Pant
	Name:	Micky Pant
	Title:	Chief Executive Officer

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

By:	/s/ Mark Chu
	Name:	Mark Chu
	Title:	Legal Representative

[Signature Page to Separation and Distribution Agreement]